EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of this 30th day of September, 1998 by and between THE LOTTERY CHANNEL, INC., a Delaware Corporation (hereinafter "Employer") and ROGER W. ACH, II, an individual and (hereinafter "Employee") supersedes all other employment agreements made between Employer and Employee, including the Agreements dated December 8, 1993 and September 12, 1997.

WHEREAS, Employer is engaged in the business of providing cable television access, game show programming and internet services for state-sponsored lotteries;

WHEREAS, Employee is the founder of the Company and has served Employer in executive capacities since the inception of the Company; and

WHEREAS, Employer desires to continue the services of the Employee as Chief Executive of its business and Employee wishes to provide services to Employer in such capacity upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, it is agreed as follows:

(1)

Employment.   Employee shall be employed as Employer's Chief Executive in the furtherance of Employer's business, to perform such duties and responsibilities as may be determined by Employer's Board of Directors from time to time, and as are customarily performed by persons holding similar positions in the business in which Employer is engaged.  Employee hereby accepts such employment and covenants and agrees that he shall exercise his best efforts and shall fully perform and discharge his duties and responsibilities as Employer's President and shall be subject to the supervision, direction and control of Employer, its directors and their representatives at all times during the term hereof.

(2)

Term of Employment.   The term of employment provided for under this agreement shall commence on September 30, 1998 and shall continue for a period of seven years to September 30, 2005.  This Agreement is renewable for two additional seven-year terms until terminated by Employer or Employee as provided in Section 6 hereof.

(3)

Compensation.   As full payment and consideration rendered hereunder, Employer shall pay Employee, and Employee shall accept the sum of $500,000, per annum payable in accordance with Employer's standard practices.  This per annum shall increase on the following schedule:

July 1, 1999-June 30, 2000

$600,000/annum

July 1, 2000-June 30, 2001

$700,000/annum

Subsequent increases in salary will be in line with the success of the company, but Employee's salary will be no less than $650,000 for fiscal years thereafter.

(4)

Employee Benefits.   Employee shall have the right to participate in any retirement plans, insurance plans, or other benefit programs and perquisites offered to its executive employees generally.  Employee shall also participate in the Qualified Sick Pay Plan established by the Board of Directors on May 27, 1997.

(5)

Other Employment.   During the term of this Agreement, Employee shall exercise his best efforts in the performance of his duties and responsibilities to Employer, shall devote substantially all of his time, attention, knowledge and skills solely to the business and interests of the Employer.

(6)

Termination.   This Agreement and the Employee's employment may be terminated as follows:

(a)

By the Employee on 60 days notice.

(b)

By the Employer for Material Breach or Just Cause.  "Material breach" and "just cause" shall mean willful misconduct in following the legitimate directions of the Board of Directors: willful misconduct to the detriment of the employer; conviction of a felony; habitual drunkenness; excessive absenteeism not related to illness, sick leave or vacations; dishonesty or conflicts of interest.

If, during the time of this Agreement, the Employer should terminate the Employee for other than material breach or just cause, as defined, or if Employee should terminate the period of employment due to a breach of this Agreement by the Employer, then in addition to all other benefits payable as provided for, employer shall immediately pay to Employee in one lump sum the amounts otherwise payable to Employee under this Agreement.

(7)

Nondisclosure Covenant.   By reason of his employment by Employer, Employee possesses trade secrets and confidential information concerning Employer and may gain additional trade secrets and confidential information during his continued employment specified in this Employment Agreement.  Employee acknowledges that Employer has invested substantial sums in the development of its trade secrets and confidential information, much of which is not known to the public and that these trade secrets and confidential information provide Employer with certain advantages over it competitors who do not know or use such materials.

During the periods of employment and consulting and after the termination of such relationships, Employee covenants and agrees not to, directly or indirectly, disclose or communicate to any person or entity any trade secrets or confidential information of Employer.  This Nondisclosure Covenant has no geographic or territorial restriction or limitation and applies no matter where Employer may be located in the future.

(8)

Noncompetition and Nonsolicitation Covenant.   Between the date hereof and the termination of Employee's services as an employee as set forth herein and for a period of one year after such termination, Employee covenants and agrees that:

8.1

Employee shall not (other than as the holder of not more than 5% of the outstanding stock of a publicly traded company), partner, employee, director or consultant, directly or indirectly, engage in the field of Employer's present business nor, directly or indirectly, enter into any competition with Employer in any part of the world where Employer markets its present business in the time period covered by Section 9:

8.2

Employee shall not solicit on behalf of any person engaged in Employer's present businesses, directly or indirectly, anywhere in the continental United States, any of Employer's customers who became known to Employee while an employee of Employer, and

8.3

Employee shall not, directly or indirectly solicit the employment of or employ for any purpose any person employed by Employer during the time period covered by this Section 8 except with the specified written consent of Employer.

Subsections 8.1 and 8.2 are severable and contain different but overlapping restrictions that shall be enforced simultaneously whenever permitted by applicable law.  If either Subsection 8.1 or 8.2 is held to be invalid or unenforceable in any respect, Employer and Employee agree that such part shall be modified to permit its enforcement to the maximum extent permitted by applicable law and the remaining parts shall be unaffected thereby.

(9)

Severability.   If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable in any respect, Employer and Employee agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.  If any of the provisions of this Agreement is held to be illegal, invalid or unenforceable in any respect, the remainder of this Agreement and all other provisions hereof shall not be affected thereby.

(10)

Indemnification.   Employer shall indemnify Employee against all legal action that may result from Employee's performance of his duties and shall pay all legal fees associated with any legal action.

(11)

Assignment.   This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and to the benefit of Employee, his heirs and legal representatives, except that Employee's duty to perform future services and the right to receive payment therefore are hereby expressly agreed to be nonassignable and nontransferable.

(12)

Governing Law.   This Agreement shall be governed by the laws of the State of Ohio.

(13)

Entire Agreement and Amendments.   Employer and Employee agree that this Agreement constitutes the entire agreement between them with respect to the subject matter hereof, and that any and all prior discussions, negotiations, commitment and understandings relating thereto are hereby superseded and merged herein.  The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever except by a written instrument executed by Employer and Employee.

(14)

No Waiver of Rights.   Neither failure nor any delay on the part of Employer or Employee in exercising any right, power or privilege hereunder shall operate as a waiver thereof on the part of Employer or Employee nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege by Employer or Employee.

(15)

Arbitration.   Any controversy or claim arising out of or related to this Agreement or to the interpretation, breach or enforcement thereof shall be submitted to arbitration in the city of Cincinnati, State of Ohio, in accordance with the rules then prevailing of the American Arbitration Association.  Any decision or award rendered in such arbitration shall be final, binding and conclusive on Employer and Employee for all purposes and judgment may be entered thereon in any court having proper jurisdiction over the parties and the subject matter.

(16)

Notice.   Any and all notices given or required to be given hereunder shall be sent by personal delivery or by certified mail, return receipt requested and shall conclusively be deemed to have been received by Employer or Employee on the date such notice is delivered to that party at the address specified below (or such other address as may be specified in writing by the parties hereto) or, in the case of certified mail, on the Fifth (5th) business day following the date on which it was mailed.

(a)

If to Employee,

Roger W. Ach, II

5 Beechcrest

Cincinnati, Ohio 45206

(b)

If to Employer,

The Lottery Channel, Inc.

425 Walnut Street, Suite 2300

Cincinnati, Ohio 45202

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

WITNESSES

THE LOTTERY CHANNEL, INC.

/s/ Susan Craner

By:   /s/ Carol A. Meinhardt

Its:  Corporate Secretary

/s/ Joan Bartholomew

/s/ Susan Craner

/s/ Roger W. Ach, II

Roger W. Ach, II

/s/ Joan Bartholomew